Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
PRIMEDIA INC.

        PRIMEDIA Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"),

        DOES HEREBY CERTIFY:

1.
The Certificate of Incorporation of the Corporation is hereby amended by adding at the end of Article FOURTH two new paragraphs, which shall read as follows:

    "Upon filing and effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation in accordance with the Delaware General Corporation Law (the "Amendment Effective Time"), each six (6) shares of Common Stock, par value $0.01 per share (the "Old Common Stock"), of the Corporation issued and outstanding immediately prior to the Amendment Effective Time shall be, without action of the holder thereof, automatically reclassified as and converted into one (1) share of Common Stock, par value $0.01 per share (the "New Common Stock") of the Corporation (the "Reverse Stock Split"). The Corporation shall not issue fractional shares of New Common Stock in connection with the Reverse Stock Split and, in lieu of issuing any such fractional shares, the Corporation shall arrange for the disposition of fractional interests in accordance with Delaware law.

    Each stock certificate that, immediately prior to the Amendment Effective Time, represented shares of Old Common Stock shall, from and after the Amendment Effective Time, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and converted as a result of the Reverse Stock Split. Each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of whole shares of New Common Stock to which such person is entitled pursuant to the Reverse Stock Split."

2.
The foregoing amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with the applicable provisions of Section 242 and Section 228 (by the consent in writing of a majority of the outstanding shares of common stock of the Corporation) of the General Corporation Law of the State of Delaware.

[signature page follows]

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation of the Corporation to be executed on this 1st day of August, 2007.

PRIMEDIA INC.
By:	/s/ JASON S. THALER Name: Jason S. Thaler Title: Senior Vice President